Exhibit 12


              American General Finance, Inc. and Subsidiaries
             Computation of Ratio of Earnings to Fixed Charges




                                          Years Ended December 31,
                             2001        2000       1999       1998      1997
                                           (dollars in thousands)
Earnings:
  Income before provision
    for income taxes       $  356,518  $  328,624  $282,659  $295,591  $204,353
  Interest expense
    (including $23,221
    for 1997 to fund
    assets held for sale)     635,483     694,251   573,834   511,587   484,496
  Implicit interest in
    rents                      16,464      15,955    15,195    11,738    10,810

Total earnings             $1,008,465  $1,038,830  $871,688  $818,916  $699,659


Fixed Charges:
  Interest expense
    (including $23,221
    for 1997 to fund
    assets held for sale)  $  635,483  $  694,251  $573,834  $511,587  $484,496
  Implicit interest in
    rents                      16,464      15,955    15,195    11,738    10,810

Total fixed charges        $  651,947  $  710,206  $589,029  $523,325  $495,306


Ratio of earnings to
  fixed charges                  1.55        1.46      1.48      1.56      1.41